MORGAN STANLEY & CO. INCORPORATED



                      MASTER AGREEMENT AMONG UNDERWRITERS



                            REGISTERED SEC OFFERINGS

                    (INCLUDING MULTIPLE SYNDICATE OFFERINGS)

                                      AND

                                EXEMPT OFFERINGS

                 (OTHER THAN OFFERINGS OF MUNICIPAL SECURITIES)





May 20, 2011

      This Master Agreement Among Underwriters (this "MASTER AAU"), dated as of May 20, 2011, is by and between Morgan Stanley & Co. Incorporated ("MORGAN STANLEY," or "WE") and the party named on the signature page hereof (an "UNDERWRITER," as defined in Section 1.1 hereof, or "YOU"). From time to time we or one or more of our affiliates may invite you (and others) to participate on the terms set forth herein as an underwriter or an initial purchaser, or in a similar capacity, in connection with certain offerings of securities that are managed solely by us or with one or more other co-managers. If we invite you to participate in a specific offering and sale of securities (an "OFFERING") to which this Master AAU will apply, we will send the information set forth in
Section 1.1 hereof to you by one or more wires, telexes, telecopy or electronic data transmissions, or other written communications (each, a "WIRE," and collectively, an "AAU"), unless you are otherwise deemed to have accepted an AAU with respect to such Offering pursuant to Section 1.2 hereof. Each Wire will indicate that it is a Wire pursuant to this Master AAU. The Wire inviting you to participate in an Offering is referred to herein as an "INVITATION WIRE." You and we hereby agree that by the terms hereof the provisions of this Master AAU automatically will be incorporated by reference in each AAU, EXCEPT THAT ANY SUCH AAU MAY ALSO EXCLUDE OR REVISE SUCH PROVISIONS OF THIS MASTER AAU IN RESPECT OF THE OFFERING TO WHICH SUCH AAU RELATES, AND MAY CONTAIN SUCH ADDITIONAL PROVISIONS AS MAY BE SPECIFIED IN ANY WIRE RELATING TO SUCH AAU. YOU AND WE FURTHER AGREE AS FOLLOWS:

                                   I. GENERAL

      1.1. TERMS OF AAU; CERTAIN DEFINITIONS; CONSTRUCTION. Each AAU will relate to an Offering, and will identify: (i) the securities to be offered in the Offering (the "SECURITIES"), their principal terms, the issuer or issuers (each, an "ISSUER") and any guarantor (each, a "GUARANTOR") thereof, and, if different from the Issuer, the seller or sellers (each, a "SELLER") of the Securities,
(ii) the underwriting agreement, purchase agreement, standby underwriting agreement, distribution agreement, or similar agreement (as identified in such AAU and as amended or supplemented, including a terms agreement or pricing agreement pursuant to any of the foregoing, collectively, the "UNDERWRITING AGREEMENT") providing for the purchase, on a several and not joint basis, of the Securities by the several underwriters, initial purchasers, or others acting in a similar capacity (the "UNDERWRITERS") on whose behalf the Manager (as defined below) executes the Underwriting Agreement, and whether such agreement provides for: (x) an option to purchase Additional Securities (as defined below) to cover sales of shares in excess of the number of Firm Securities (as defined below), or (y) an offering in multiple jurisdictions or markets involving two or more syndicates (an "INTERNATIONAL OFFERING"), each of which will offer and sell Securities subject to such restrictions as may be specified in any Intersyndicate Agreement (as defined below) referred to in such AAU, (iii) the price at which the Securities are to be purchased by the several Underwriters from any Issuer or Seller thereof (the "PURCHASE PRICE"), (iv) the offering terms, including, if applicable, the price or prices at which the Securities initially will be offered by the Underwriters (the "OFFERING PRICE"), any selling concession to dealers (the "SELLING CONCESSION"), reallowance (the "REALLOWANCE"), management fee, global coordinators' fee, praecipium, or other similar fees, discounts, or commissions (collectively, the "FEES AND COMMISSIONS") with respect to the Securities, and (v) other principal terms of the Offering, which may include, without limitation: (A) the proposed or actual pricing date ("PRICING DATE") and settlement date (the "SETTLEMENT DATE"), (B) any contractual restrictions on the offer and sale of the Securities pursuant to the Underwriting Agreement, Intersyndicate Agreement, or otherwise, (C) any co-managers for such Offering (the "CO-MANAGERS"), (D) your proposed participation in the Offering, and (E) any trustee, fiscal agent, or similar agent (the "TRUSTEE") for the indenture, trust agreement, fiscal agency agreement, or similar agreement (the "INDENTURE") under which such Securities will be issued.

      "MANAGER" means Morgan Stanley, except as set forth in Section 9.9 hereof. "REPRESENTATIVE" means the Manager and any Co-Manager that signs the applicable Underwriting Agreement on behalf of the Underwriters or is identified as a Representative in the applicable Underwriting Agreement. "UNDERWRITERS" includes the Representative(s), the Manager, and the Co-Managers. "FIRM SECURITIES" means the number or amount of Securities that the several Underwriters are initially committed to purchase under the Underwriting Agreement (which may be expressed as a percentage of an aggregate number or amount of Securities to be purchased by the Underwriters, as in the case of a standby Underwriting Agreement). "ADDITIONAL SECURITIES" means the Securities, if any, that the several Underwriters have an option to purchase under the Underwriting Agreement to cover sales of shares in excess of the number of Firm Securities. The number, amount, or percentage of Firm Securities set forth opposite each Underwriter's name in the Underwriting Agreement plus any additional Firm Securities which such Underwriter has made a commitment to purchase, irrespective of whether such Underwriter actually purchases or sells such number, amount, or percentage of Securities under the Underwriting Agreement or Article XI hereof, is hereinafter referred to as the "ORIGINAL UNDERWRITING OBLIGATION" of such Underwriter, and the ratio which such Original Underwriting Obligation bears to the total of all Firm Securities set forth in the Underwriting Agreement (or, in the case of a standby Underwriting Agreement, to 100%) is hereinafter referred to as the "UNDERWRITING PERCENTAGE" of such Underwriter. For the avoidance of doubt, each Underwriter acknowledges and agrees that, for all purposes under this Agreement and otherwise (including, to the extent applicable, for purposes of Section 11(e) under the U.S. Securities Act of 1933 (the "1933 ACT")), each Underwriter's Underwriting Percentage of the total number, amount, or percentage of Securities offered and sold in the Offering (including any Additional Securities), and only such number, amount, or percentage, constitutes the securities underwritten by such Underwriter and distributed to investors.(1)

      References herein to laws, statutory and regulatory sections, rules, regulations, forms, and interpretive materials will be deemed to include any successor provisions.

      1.2. ACCEPTANCE OF AAU. You will have accepted an AAU for an Offering if:
(a) we receive your acceptance, prior to the time specified in the Invitation Wire for such Offering, by wire, telex, telecopy or electronic data transmission, or other written communication (any such communication being deemed "IN WRITING") or orally (if promptly confirmed In Writing), in the manner specified in the Invitation Wire, of our invitation to participate in the Offering, or (b) notwithstanding that we did not send you an Invitation Wire or you have not otherwise responded In Writing to any such Wire, you: (i) agree (orally or by a Wire) to be named as an Underwriter in the relevant Underwriting Agreement executed by us as Manager, or (ii) receive and retain an economic


----------------
(1) Meant to clarify mechanics of underwriting for purposes of Section 11(e), and rebut footnote 8 of the WorldCom decision (See In re: Worldcom, Inc. Securities Litigation, U.S. Dist. Ct. (SDNY), slip-op 02 Civ 3288, March 14, 2005 (unpublished).

benefit for participating in the Offering as an Underwriter. Your acceptance of the invitation to participate will cause such AAU to constitute a valid and binding contract between us. Your acceptance of the AAU as provided above or an Invitation Wire will also constitute acceptance by you of the terms of subsequent Wires to you relating to the Offering unless we receive In Writing, within the time and in the manner specified in such subsequent Wire, a notice from you to the effect that you do not accept the terms of such subsequent Wire, in which case you will be deemed to have elected not to participate in the Offering.

      1.3. UNDERWRITERS' QUESTIONNAIRE. Your acceptance of the Invitation Wire for an Offering or your participation in an Offering as an Underwriter will confirm that you have no exceptions to the Underwriters' Questionnaire attached as Exhibit A hereto (or to any other questions addressed to you in any Wires relating to the Offering previously sent to you), other than exceptions noted by you In Writing in connection with the Offering and received from you by us before the time specified in the Invitation Wire or any subsequent Wire.

                  II. OFFERING MATERIALS; OFFERING AGREEMENTS

      2.1. REGISTERED OFFERINGS. In the case of an Offering that will be registered in whole or in part (a "REGISTERED OFFERING") under the 1933 Act, you acknowledge that the Issuer has filed with the Securities and Exchange Commission (the "COMMISSION") a registration statement, including a prospectus relating to the Securities. "REGISTRATION STATEMENT" means such registration statement as amended to the effective date of the Underwriting Agreement and, in the event that the Issuer files an abbreviated registration statement to register additional Securities pursuant to Rule 462(b) or 462(e) under the 1933 Act, such abbreviated registration statement. "PROSPECTUS" means the prospectus, together with the final prospectus supplement, if any, containing the final terms of the Securities and, in the case of a Registered Offering that is an International Offering, "PROSPECTUS" means, collectively, each prospectus or offering circular, together with each final prospectus supplement or final offering circular supplement, if any, relating to the Offering, in the respective forms containing the final terms of the Securities. "PRELIMINARY PROSPECTUS" means any preliminary prospectus relating to the Offering or any preliminary prospectus supplement together with a prospectus relating to the Offering and, in the case of a Registered Offering that is an International Offering, "PRELIMINARY PROSPECTUS" means, collectively, each preliminary prospectus or preliminary offering circular relating to the Offering or each preliminary prospectus supplement or preliminary offering circular supplement, together with a prospectus or offering circular, respectively, relating to the Offering. "FREE WRITING PROSPECTUS" means, in the case of a Registered Offering, a "free writing prospectus" as defined in Rule 405 under the 1933 Act. As used herein the terms "REGISTRATION STATEMENT," "PROSPECTUS," "PRELIMINARY PROSPECTUS," and "FREE WRITING PROSPECTUS" will include in each case the material, if any, incorporated by reference therein, and as used herein, the term "REGISTRATION STATEMENT" includes information deemed to be part thereof pursuant to, and as of the date and time specified in, Rules 430A, 430B, or 430C under the 1933 Act, while the terms "PROSPECTUS" and "PRELIMINARY PROSPECTUS" include information deemed to be a part thereof pursuant to the rules and regulations under the 1933 Act, but only as of the actual time that information is first used or filed with the Commission pursuant to Rule 424(b) under the 1933 Act. The Manager will furnish, make available to you, or make arrangements for you to obtain copies (which may, to the extent permitted by law, be in electronic form) of each Prospectus and Preliminary Prospectus (as amended or supplemented, if applicable, but excluding, for this purpose, unless otherwise required pursuant to rules or regulations under the 1933 Act, documents incorporated therein by reference) as soon as practicable after sufficient quantities thereof have been made available by the Issuer.

      As used herein, in the case of an Offering that is an offering of asset-backed securities, the term "ABS UNDERWRITER DERIVED INFORMATION" means any analytical or computational materials as described in clause (5) of footnote 271 of Commission Release No. 33-8591, issued July 19, 2005 (Securities Offering Reform) (the "SECURITIES OFFERING REFORM RELEASE").

      2.2. NON-REGISTERED OFFERINGS. In the case of an Offering other than a Registered Offering, you acknowledge that no registration statement has been filed with the Commission. "OFFERING CIRCULAR" means the final offering circular or memorandum, if any, or any other final written materials authorized by the Issuer to be used in connection with an Offering that is not a Registered Offering. "PRELIMINARY OFFERING CIRCULAR" means any preliminary offering circular or memorandum, if any, or any other written preliminary materials authorized by the Issuer to be used in connection with such an Offering. As used herein, the terms "OFFERING CIRCULAR" and "PRELIMINARY OFFERING CIRCULAR" include the material, if any, incorporated by reference therein. We will either, as soon as practicable after the later of the date of the Invitation Wire or the date made available to us by the Issuer, furnish to you (or make available for your review) a copy of any Preliminary Offering Circular or any proof or draft of the Offering Circular. In any event, in any Offering involving an Offering Circular, the Manager will furnish, make available to you, or make arrangements for you to obtain, as soon as practicable after sufficient quantities thereof are made available by the Issuer, copies (which may, to the extent permitted by law, be in electronic form) of the Preliminary Offering Circular and Offering Circular, as amended or supplemented, if applicable (but excluding, for this purpose, documents incorporated therein by reference).

      2.3. AUTHORITY TO EXECUTE UNDERWRITING AND INTERSYNDICATE AGREEMENTS. You authorize the Manager, on your behalf: (a) to determine the form of the Underwriting Agreement and to execute and deliver to the Issuer, Guarantor, or Seller the Underwriting Agreement to purchase: (i) up to the number, amount, or percentage of Firm Securities set forth in the applicable AAU, and (ii) if the Manager elects on behalf of the several Underwriters to exercise any option to purchase Additional Securities, up to the number, amount, or percentage of Additional Securities set forth in the applicable AAU, subject, in each case, to reduction pursuant to Article IV; and (b) to determine the form of any agreement or agreements, including, but not limited to, underwriting agreements, between or among the syndicates participating in the Offering or International Offering, respectively (each, an "INTERSYNDICATE AGREEMENT"), and to execute and deliver any such Intersyndicate Agreement.

                            III. MANAGER'S AUTHORITY

      3.1. TERMS OF OFFERING. You authorize the Manager to act as manager of the Offering of the Securities by the Underwriters (the "UNDERWRITERS' SECURITIES") or by the Issuer or Seller pursuant to delayed delivery contracts (the "CONTRACT SECURITIES"), if any, contemplated by the Underwriting Agreement. You authorize the Manager: (i) to purchase any or all of the Additional Securities for the accounts of the several Underwriters pursuant to the Underwriting Agreement,
(ii) to agree, on your behalf and on behalf of the Co-Managers, to any addition to, change in, or waiver of any provision of, or the termination of, the Underwriting Agreement or any Intersyndicate Agreement (other than an increase in the Purchase Price or in your Original Underwriting Obligation to purchase Securities, in either case from that contemplated by the applicable AAU), (iii) to add prospective or remove existing Underwriters from the syndicate, (iv) to exercise, in the Manager's discretion, all of the authority vested in the Manager in the Underwriting Agreement, (v) except as described below in this
Section 3.1, to take any other action as may seem advisable to the Manager in respect of the Offering (including, in the case of an Offering of asset-backed securities, the preparation and delivery of ABS Underwriter Derived Information), including actions and communications with the Commission, the Financial Industry Regulatory Authority ("FINRA," formerly known as the National Association of Securities Dealers, Inc., and NASD, Inc., or "NASD"), state blue sky or securities commissions, stock exchanges, and other regulatory bodies or organizations. Furthermore, the Manager will have exclusive authority, on your behalf and on behalf of the Co-Managers, to exercise powers and pursue enforcement of the terms and conditions of the Underwriting Agreement and any Intersyndicate Agreement, whether or not actually exercised, except as otherwise specified herein or therein. If, in accordance with the terms of the applicable AAU, the Offering of the Securities is at varying prices based on prevailing market prices, or prices related to prevailing market prices, or at negotiated prices, you authorize the Manager to determine, on your behalf in the Manager's discretion, any Offering Price and the Fees and Commissions applicable to the Offering from time to time. You authorize the Manager on your behalf to arrange for any currency transactions (including forward and hedging currency transactions) as the Manager may deem necessary to facilitate settlement of the purchase of the Securities, but you do not authorize the Manager on your behalf to engage in any other forward or hedging transactions (including interest rate hedging transactions) in connection with the Offering unless such transactions are specified in an applicable AAU or are otherwise consented to by you. You further authorize the Manager, subject to the provisions of Section 1.2 hereof:
(i) to vary the offering terms of the Securities in effect at any time, including, if applicable, the Offering Price, Fees, and Commissions set forth in the applicable AAU, (ii) to determine, on your behalf, the Purchase Price, and
(iii) to increase or decrease the number, amount, or percentage of Securities being offered. Notwithstanding the foregoing provisions of this Section 3.1, the Manager will notify the Underwriters, prior to the signing of the Underwriting Agreement, of any provision in the Underwriting Agreement that could result in an increase in the number, amount, or percentage of Firm Securities set forth opposite each Underwriter's name in the Underwriting Agreement by more than 25% (or such other percentage as will have been specified in the applicable Invitation Wire or otherwise consented to by you) as a result of the failure or refusal of another Underwriter or Underwriters to perform its or their obligations thereunder. The Manager may, at its discretion, delegate to any Underwriter any and all authority vested in the applicable AAU, including, but not limited to, the powers set forth in Sections 5.1 and 5.2 hereof.

      3.2. OFFERING DATE. The Offering is to be made on or about the time the Underwriting Agreement is entered into by the Issuer, Guarantor, or Seller and the Manager as in the Manager's judgment is advisable, on the terms and conditions set forth in the Prospectus or the Offering Circular, as the case may be, and the applicable AAU. You will not sell any Securities prior to the time the Manager releases such Securities for sale to purchasers. The date on which such Securities are released for sale is referred to herein as the "OFFERING DATE."

      3.3. COMMUNICATIONS. Any public announcement or advertisement of the Offering will be made by the Manager on behalf of the Underwriters on such date as the Manager may determine. You will not announce or advertise the Offering prior to the date of the Manager's announcement or advertisement thereof without the Manager's consent. If the Offering is made in whole or in part in reliance on any applicable exemption from registration under the 1933 Act, you will not engage in any general solicitation, announcement, or advertising in connection with the Offering, and will abide by any other restrictions in the AAU or the Underwriting Agreement in connection therewith relating to any announcement, advertising, or publicity. Any announcement or advertisement you may make of the Offering after such date will be your own responsibility, and at your own expense and risk. In addition to your compliance with restrictions on the Offering pursuant to Sections 10.9, 10.10, 10.11, and 10.12 hereof, you will not, in connection with the offer and sale of the Securities in the Offering, without the consent of the Manager, give, send, or otherwise convey to any prospective purchaser or any purchaser of the Securities or other person not in your employ any written communication (as defined in Rule 405 under the 1933
Act) other than:

                  (i) any Preliminary Prospectus, Prospectus, Preliminary
            Offering Circular, or Offering Circular,

                  (ii) (A) written confirmations and notices of allocation
            delivered to your customers in accordance with Rules 172 or 173 under the 1933 Act, and written communications based on the exemption provided by Rule 134 under the 1933 Act, and (B) in the case of Offerings not registered under the 1933 Act, such written communications (1) as would be permitted by Section 3.3(v)(D)(1) below were such Offering registered under the 1933 Act, or (2) that the Manager or Underwriting Agreement may permit; provided, however, that such written communication under this clause (B) would not have otherwise constituted "ISSUER INFORMATION" as defined below, or would have qualified for the exemption provided by Rule 134 under the 1933 Act, in each case, if such communication had been furnished in the context of a Registered Offering ("SUPPLEMENTAL MATERIALS"),

                  (iii) any "issuer free writing prospectus" (as defined in Rule
            433(h) under the 1933 Act, an "ISSUER FREE WRITING PROSPECTUS"), so long as such issuance or use has been permitted or consented to by the Issuer and the Manager,

                  (iv) information contained in any computational materials, or in the case of an Offering of asset backed securities, the ABS Underwriter Derived Information, or any other offering materials not constituting a Free Writing Prospectus concerning the Offering, the Issuer, the Guarantor, or the Seller, in each case, prepared by or with the permission of the Manager for use by the Underwriters in connection with the Offering, and, in the case of a Registered Offering, filed (if required) with the Commission or FINRA, as applicable, and

                  (v) a Free Writing Prospectus prepared by or on behalf of, or used or referred to by, an Underwriter in connection with the Offering, so long as: (A) such Free Writing Prospectus is not required to be filed with the Commission, (B) the proposed use of such Free Writing Prospectus is permitted by the Underwriting Agreement, (C) such Free Writing Prospectus complies with the legending condition of Rule 433 under the 1933 Act, and you comply with the record-keeping condition of Rule 433, and (D) (1) such Free Writing Prospectus contains only information describing the preliminary terms of the Securities and other pricing data(2) that is not "ISSUER INFORMATION" (as defined in Rule 433(h) under the 1933 Act, including footnote 271 of the Securities Offering Reform Release), or (2) the Issuer has agreed in the Underwriting Agreement to file a final term sheet under Rule 433 within the time period necessary to avoid a requirement for any Underwriter to file the Free Writing Prospectus to be used by such Underwriter, and the Free Writing Prospectus used by such Underwriter contains only information describing the terms of the Securities or their offering that is included in such final term sheet of the Issuer and other pricing data that is not Issuer Information (a Free Writing Prospectus meeting the requirements of (A) through (D) above used, or referred to by you, is referred to herein as an "UNDERWRITER FREE WRITING PROSPECTUS" of yours). Without limiting the foregoing, any Underwriter Free Writing Prospectus that you use or refer to will not be distributed by you or on your behalf in a manner reasonably designed to lead to its broad unrestricted dissemination. You will comply in all material respects with the applicable requirements of the 1933 Act and the rules and regulations thereunder in connection with your use of any Underwriter Free Writing Prospectus.

      Any advertisement or written information published, given, sent, or otherwise conveyed by you in violation of this Section 3.3 is referred to as "UNAUTHORIZED MATERIAL."

      3.4. INSTITUTIONAL AND RETAIL SALES. You authorize the Manager to sell to institutions and retail purchasers such Securities purchased by you pursuant to the Underwriting Agreement as the Manager will determine. The Selling Concession on any such sales will be credited to the accounts of the Underwriters as the Manager will determine.

      3.5. SALES TO DEALERS. You authorize the Manager to sell to Dealers (as defined below) such Securities purchased by you pursuant to the Underwriting Agreement as the Manager will determine. A "DEALER" will be a person who is: (a) a broker or dealer (as defined by FINRA) actually engaged in the investment banking or securities business, and (i) a member in good standing of FINRA, or
(ii) a non-U.S. bank, broker, dealer, or other institution not eligible for membership in FINRA that, in the case of either clause (a)(i) or (a)(ii), makes the representations and agreements applicable to such institutions contained in
Section 10.5 hereof, or (b) in the case of Offerings of Securities that are exempt securities under Section 3(a)(12) of the Securities Exchange Act of 1934 (the "1934 ACT"), and such other Securities as from time to time may be sold by a "bank" (as defined in Section 3(a)(6) of the 1934 Act (a "BANK")), a Bank that is not a member of FINRA and that makes the representations and agreements applicable to such institutions contained in Section 10.5 hereof. If the price for any such sales by the Manager to Dealers exceeds an amount equal to the

----------------
(2) Meant to permit disclosure of non-Issuer related information, such as benchmark Treasury rate, in preliminary term sheets or price talk.

Offering Price less the Selling Concession set forth in the applicable AAU, the amount of such excess, if any, will be credited to the accounts of the Underwriters as the Manager will determine.

      3.6. DIRECT SALES. The Manager will advise you promptly, on the Offering Date, as to the Securities purchased by you pursuant to the Underwriting Agreement that you will retain for direct sale. At any time prior to the termination of the applicable AAU, any such Securities that are held by the Manager for sale but not sold may, on your request and at the Manager's discretion, be released to you for direct sale, and Securities so released to you will no longer be deemed held for sale by the Manager. You may allow, and Dealers may reallow, a discount on sales to Dealers in an amount not in excess of the Reallowance set forth in the applicable AAU. You may not purchase Securities from, or sell Securities to, any other Underwriter or Dealer at any discount or concession other than the Reallowance, except with the prior consent of the Manager.

      3.7. RELEASE OF UNSOLD SECURITIES. From time to time prior to the termination of the applicable AAU, at the request of the Manager, you will advise the Manager of the number or amount of Securities remaining unsold which were retained by or released to you for direct sale, and of the number or amount of Securities and Other Securities (as defined below) purchased for your account remaining unsold which were delivered to you pursuant to Article V hereof or pursuant to any Intersyndicate Agreement, and, on the request of the Manager, you will release to the Manager any such Securities and Other Securities remaining unsold: (a) for sale by the Manager to institutions, Dealers, or retail purchasers, (b) for sale by the Issuer or Seller pursuant to delayed delivery contracts, or (c) if, in the Manager's opinion, such Securities or Other Securities are needed to make delivery against sales made pursuant to
Article V hereof or any Intersyndicate Agreement.

      3.8. INTERNATIONAL OFFERINGS. In the case of an International Offering, you authorize the Manager: (i) to make representations on your behalf as set forth in any Intersyndicate Agreement, and (ii) to purchase or sell for your account pursuant to the Intersyndicate Agreement: (a) Securities, (b) any other securities of the same class and series, or any securities into which the Securities may be converted or for which the Securities may be exchanged or exercised, and (c) any other securities designated in the applicable AAU or applicable Intersyndicate Agreement (the securities referred to in clauses (b) and (c) above being referred to collectively as the "OTHER SECURITIES").

                         IV. DELAYED DELIVERY CONTRACTS

      4.1. ARRANGEMENTS FOR SALES. Arrangements for sales of Contract Securities will be made only through the Manager acting either directly or through Dealers (including Underwriters acting as Dealers), and you authorize the Manager to act on your behalf in making such arrangements. The aggregate number or amount of Securities to be purchased by the several Underwriters will be reduced by the respective number or amounts of Contract Securities attributed to such Underwriters as hereinafter provided. Subject to the provisions of Section 4.2 hereof, the aggregate number or amount of Contract Securities will be attributed to the Underwriters as nearly as practicable in proportion to their respective Underwriting Percentages, except that, as determined by the Manager in its discretion: (a) Contract Securities directed and allocated by a purchaser to specific Underwriters will be attributed to such Underwriters, and (b) Contract Securities for which arrangements have been made for sale through Dealers will be attributed to each Underwriter approximately in the proportion that Securities of such Underwriter held by the Manager for sales to Dealers bear to all Securities so held. The fee with respect to Contract Securities payable to the Manager for the accounts of the Underwriters pursuant to the Underwriting Agreement will be credited to the accounts of the respective Underwriters in proportion to the Contract Securities attributed to such Underwriters pursuant to the provisions of this Section 4.1, less, in the case of each Underwriter, the concession to Dealers on Contract Securities sold through Dealers and attributed to such Underwriter.

      4.2. EXCESS SALES. If the number or amount of Contract Securities attributable to an Underwriter pursuant to Section 4.1 hereof would exceed such Underwriter's Original Underwriting Obligation reduced by the number or amount of Underwriters' Securities sold by or on behalf of such Underwriter, such excess will not be attributed to such Underwriter, and such Underwriter will be regarded as having acted only as a Dealer with respect to, and will receive only the concession to Dealers on, such excess.

                       V. PURCHASE AND SALE OF SECURITIES

      5.1. FACILITATION OF DISTRIBUTION. In order to facilitate the distribution and sale of the Securities, you authorize the Manager to buy and sell Securities and any Other Securities, in addition to Securities sold pursuant to Article III hereof, in the open market or otherwise (including, without limitation, pursuant to any Intersyndicate Agreement), for long or short account, on such terms as it may deem advisable, and to over-allot in arranging sales. Such purchases and sales and over-allotments will be made for the accounts of the several Underwriters as nearly as practicable to their respective Underwriting Percentages or, in the case of an International Offering, such purchases and sales will be for such accounts as set forth in the applicable Intersyndicate Agreement. Any Securities or Other Securities which may have been purchased by the Manager for stabilizing purposes in connection with the Offering prior to the acceptance of the applicable AAU will be treated as having been purchased pursuant to this Section 5.1 for the accounts of the several Underwriters or, in the case of an International Offering, for such accounts as are set forth in the applicable Intersyndicate Agreement. Your net commitment pursuant to the foregoing authorization will not exceed at the close of business on any day an amount equal to 20% of your Underwriting Percentage of the aggregate initial Offering Price of the Firm Securities, it being understood that, in calculating such net commitment, the initial Offering Price will be used with respect to the Securities so purchased or sold and, in the case of all Other Securities, will be the purchase price thereof. For purposes of determining your net commitment for short account (i.e., "naked short"), any short position that can be covered with: (a) Securities that may be purchased upon exercise of any option to purchase Additional Securities, (b) in the case of an International Offering, any Securities or Other Securities that the Manager has agreed to purchase for your account pursuant to any applicable Intersyndicate Agreement, and (c) Securities that may be purchased pursuant to a forward sale contract or similar arrangement with the Issuer or any selling security holder in the Offering, will be disregarded. On demand you will take up and pay for any Securities or Other Securities so purchased for your account and any Securities released to you pursuant to Section 3.7 hereof, and will deliver to the Manager against payment any Securities or Other Securities so sold or over-allotted for your account or released to you. The Manager will notify you if it engages in any stabilization transaction in accordance with Rule 17a-2 under the 1934 Act, and will notify you of the date of termination of stabilization. You will not stabilize or engage in any syndicate covering transaction (as defined in Rule 100 of Regulation M under the 1934 Act ("REGULATION M")) in connection with the Offering without the prior consent of the Manager. You will provide to the Manager any reports required of you pursuant to Rule 17a-2 of the 1934 Act not later than the date specified therein.

      5.2. PENALTY WITH RESPECT TO SECURITIES REPURCHASED BY THE MANAGER. If pursuant to the provisions of Section 5.1 hereof and prior to the termination of the Manager's authority to cover any short position incurred under the applicable AAU or such other date as the Manager may specify in a Wire, either:
(a) the Manager purchases or contracts to purchase for the account of any Underwriter in the open market or otherwise any Securities which were retained by, or released to, you for direct sale or any Securities sold pursuant to
Section 3.4 hereof for which you received a portion of the Selling Concession set forth in the applicable AAU, or any Securities which may have been issued on transfer or in exchange for such Securities, and which Securities were therefore not effectively placed for investment, or (b) if the Manager has advised you by Wire that trading in the Securities will be reported to the Manager pursuant to the "Initial Public Offering Tracking System" of The Depository Trust Company ("DTC") and the Manager determines, based on notices from DTC, that your customers sold a number or amount of Securities during any day that exceeds the number or amount previously notified to you by Wire, then you authorize the Manager either to charge your account with an amount equal to such portion of the Selling Concession set forth in the applicable AAU received by you with respect to such Securities or, in the case of clause (b), such Securities as exceed the number or amount specified in such Wire, or to require you to repurchase such Securities or, in the case of clause (b), such Securities as exceed the number or amount specified in such Wire, at a price equal to the total cost of such purchase, including transfer taxes, accrued interest, dividends, and commissions, if any.

      5.3. COMPLIANCE WITH REGULATION M. You represent that, at all times since you were invited to participate in the Offering, you have complied with the provisions of Regulation M applicable to the Offering, in each case as interpreted by the Commission and after giving effect to any applicable exemptions. If you have been notified in a Wire that the Underwriters may conduct passive market making in compliance with Rule 103 of Regulation M in connection with the Offering, you represent that, at all times since your receipt of such Wire, you have complied with the provisions of such Rule applicable to such Offering, as interpreted by the Commission and after giving effect to any applicable exemptions. You will comply with any additional provisions of Regulation M if and to the extent set forth in the Invitation Wire or other Wire.

      5.4. STANDBY UNDERWRITINGS. You authorize the Manager in its discretion, at any time on, or from time to time prior to, the expiration of the conversion right of convertible securities identified in the applicable AAU in the case of securities called for redemption, or the expiration of rights to acquire securities in the case of rights offerings, for which, in either case, standby underwriting arrangements have been made: (i) to purchase convertible securities or rights to acquire Securities for your account, in the open market or otherwise, on such terms as the Manager determines, and to convert convertible securities or exercise rights so purchased; and (ii) to offer and sell the underlying common stock or depositary shares for your account, in the open market or otherwise, for long or short account (for purposes of such commitment, such common stock or depositary shares being considered the equivalent of convertible securities or rights), on such terms consistent with the terms of the Offering set forth in the Prospectus or Offering Circular as the Manager determines. On demand, you will take up and pay for any securities so purchased for your account or you will deliver to the Manager against payment any securities so sold, as the case may be. During such period, you may offer and sell the underlying common stock or depositary shares, but only at prices set by the Manager from time to time, and any such sales will be subject to the Manager's right to sell to you the underlying common stock or depositary shares as above provided and to the Manager's right to reserve your securities purchased, received, or to be received upon conversion. You agree not to otherwise bid for, purchase, or attempt to induce others to purchase or sell, directly or indirectly, any convertible securities or rights or underlying common stock or depositary shares, provided, however, that no Underwriter will be prohibited from: (a) selling underlying common stock owned beneficially by such Underwriter on the day the convertible securities were first called for redemption, (b) converting convertible securities owned beneficially by such Underwriter on such date or selling underlying common stock issued upon conversion of convertible securities so owned, (c) exercising rights owned beneficially by such Underwriter on the record date for a rights offering, or selling the underlying common stock or depositary shares issued upon exercise of rights so owned, or (d) purchasing or selling convertible securities or rights or underlying common stock or depositary shares as a broker pursuant to unsolicited orders.

                           VI. PAYMENT AND SETTLEMENT

      You will deliver to the Manager on the date and at the place and time specified in the applicable AAU (or on such later date and at such place and time as may be specified by the Manager in a subsequent Wire) the funds specified in the applicable AAU, payable to the order of Morgan Stanley & Co. Incorporated, for: (a) an amount equal to the Offering Price plus (if not included in the Offering Price) accrued interest, amortization of original issue discount or dividends, if any, specified in the Prospectus or Offering Circular, less the applicable Selling Concession in respect of the Firm Securities to be purchased by you, (b) an amount equal to the Offering Price plus (if not included in the Offering Price) accrued interest, amortization of original issue discount or dividends, if any, specified in the Prospectus or Offering Circular, less the applicable Selling Concession in respect of such of the Firm Securities to be purchased by you as will have been retained by or released to you for direct sale as contemplated by Section 3.6 hereof, or (c) the amount set forth or indicated in the applicable AAU, as the Manager will advise. You will make similar payment as the Manager may direct for Additional Securities, if any, to be purchased by you on the date specified by the Manager for such payment. The Manager will make payment to the Issuer or Seller against delivery to the Manager for your account of the Securities to be purchased by you, and the Manager will deliver to you the Securities paid for by you which will have been retained by or released to you for direct sale. If the Manager determines that transactions in the Securities are to be settled through DTC or another clearinghouse facility and payment in the settlement currency is supported by such facility, payment for and delivery of Securities purchased by you will be made through such facilities, if you are a participant, or, if you are not a participant, settlement will be made through your ordinary correspondent who is a participant.

                                 VII. EXPENSES

      7.1. MANAGEMENT FEE. You authorize the Manager to charge your account as compensation for the Manager's and Co-Managers' services in connection with the Offering, including the purchase from the Issuer or Seller of the Securities, as the case may be, and the management of the Offering, the amount, if any, set forth as the management fee, global coordinators' fee, praecipium, or other similar fee in the applicable AAU.

Such amount will be divided among the Manager and any Co-Managers named in the applicable AAU as they may determine. Each Underwriter acknowledges that such fees are being paid by the Underwriters, and are not a benefit received directly or indirectly from the Issuer of the type referred to in Section 11(e) of the 1933 Act.

      7.2. OFFERING EXPENSES. You authorize the Manager to charge your account with your Underwriting Percentage of all expenses agreed to be paid by the Underwriters in the Underwriting Agreement and all expenses of a general nature incurred by the Manager and Co-Managers under the applicable AAU in connection with the Offering, including the negotiation and preparation thereof, or in connection with the purchase, carrying, marketing, sale and distribution of any securities under the applicable AAU and any Intersyndicate Agreement, including, without limitation, legal fees and expenses, transfer taxes, costs associated with approval of the Offering by FINRA, and the costs of currency transactions (including forward and hedging currency transactions) or, if permitted pursuant to Section 3.1 hereof, any other forward or hedging transactions (including interest rate swaps) entered into to facilitate settlement of the purchase of Securities permitted hereunder.

                    VIII. MANAGEMENT OF SECURITIES AND FUNDS

      8.1. ADVANCES; LOANS; PLEDGES. You authorize the Manager to advance the Manager's own funds for your account, charging current interest rates, and to arrange loans for your account for the purpose of carrying out the provisions of the applicable AAU and any Intersyndicate Agreement, and in connection therewith, to hold or pledge as security therefor all or any securities which the Manager may be holding for your account under the applicable AAU and any Intersyndicate Agreement, to execute and deliver any notes or other instruments evidencing such advances or loans, and to give all instructions to the lenders with respect to any such loans and the proceeds thereof. The obligations of the Underwriters under loans arranged on their behalf will be several in proportion to their respective Original Underwriting Obligations, and not joint. Any lender is authorized to accept the Manager's instructions as to the disposition of the proceeds of any such loans. In the event of any such advance or loan, repayment thereof will, in the discretion of the Manager, be effected prior to making any remittance or delivery pursuant to Section 8.2, 8.3, or 9.2 hereof.

      8.2. RETURN OF AMOUNT PAID FOR SECURITIES. Out of payment received by the Manager for Securities sold for your account which have been paid for by you, the Manager will remit to you promptly an amount equal to the price paid by you for such Securities.

      8.3. DELIVERY AND REDELIVERY OF SECURITIES FOR CARRYING PURPOSES. The Manager may deliver to you from time to time prior to the termination of the applicable AAU pursuant to Section 9.1 hereof against payment, for carrying purposes only, any Securities or Other Securities purchased by you under the applicable AAU or any Intersyndicate Agreement which the Manager is holding for sale for your account but which are not sold and paid for. You will redeliver to the Manager against payment any Securities or Other Securities delivered to you for carrying purposes at such times as the Manager may demand.

           IX. TERMINATION; INDEMNIFICATION; CONTRIBUTION; SETTLEMENT

      9.1. TERMINATION. Each AAU will terminate at the close of business on the later of: (a) the date on which the Underwriters pay the Issuer or Seller for the Securities, and (b) 45 calendar days after the applicable Offering Date, unless sooner terminated by the Manager. The Manager may at its discretion by notice to you prior to the termination of such AAU alter any of the terms or conditions of the Offering to the extent permitted by Articles III and IV hereof, or terminate or suspend the effectiveness of Article V hereof, or any part thereof. No termination or suspension pursuant to this paragraph will affect the Manager's authority under Section 3.1 hereof to take actions in respect of the Offering or under Article V hereof to cover any short position incurred under such AAU or in connection with covering any such short position to require you to repurchase Securities as specified in Section 5.2 hereof. For the avoidance of doubt, unless otherwise agreed in a Wire or an Intersyndicate Agreement, the Manager's authority to purchase Securities or Other Securities, for long account, pursuant to Section 5.1 hereof, will terminate or be suspended upon the termination or suspension, as the case may be, of the applicable AAU (or any provision and or term thereof in respect of trading, price or offering restrictions as set forth in a Wire that is sent by the Manager following the time the Securities are released for sale to purchasers) or Article V or Section
5.1 hereof pursuant to this paragraph.

      9.2. DELIVERY OR SALE OF SECURITIES; SETTLEMENT OF ACCOUNTS. Upon termination of each AAU, or prior thereto at the Manager's discretion, the Manager will deliver to you any Securities paid for by you pursuant to Article VI hereof and held by the Manager for sale pursuant to Section 3.4 or 3.5 hereof but not sold and paid for and any Securities or Other Securities that are held by the Manager for your account pursuant to the provisions of Article V hereof or any Intersyndicate Agreement. Notwithstanding the foregoing, at the termination of such AAU, if the aggregate initial Offering Price of any such Securities and the aggregate purchase price of any Other Securities so held and not sold and paid for does not exceed an amount equal to 20% of the aggregate initial Offering Price of the Securities, the Manager may, in its discretion, sell such Securities and Other Securities for the accounts of the several Underwriters, at such prices, on such terms, at such times, and in such manner as it may determine. Within the period specified by applicable FINRA Rules or, if no period is so specified, as soon as practicable after termination of such AAU, your account will be settled and paid. The Manager may reserve from distribution such amount as the Manager deems advisable to cover possible additional expenses. The determination by the Manager of the amount so to be paid to or by you will be final and conclusive. Any of your funds under the Manager's control may be held with the Manager's general funds without accountability for interest.

      Notwithstanding any provision of this Master AAU other than Section 10.11 hereof, upon termination of each AAU, or prior thereto at the Manager's discretion, the Manager may: (i) allocate to the accounts of the Underwriters the expenses described in Section 7.2 hereof and any losses incurred upon the sale of Securities or Other Securities pursuant to the applicable AAU or any Intersyndicate Agreement (including any losses incurred upon the sale of securities referred to in Section 5.4(ii) hereof), (ii) deliver to the Underwriters any unsold Securities or Other Securities purchased pursuant to
Section 5.1 hereof or any Intersyndicate Agreement, and (iii) deliver to the Underwriters any unsold Securities purchased pursuant to the applicable Underwriting Agreement, in each case in the Manager's discretion. The only limitations on such discretion will be as follows: (a) no Underwriter that is not the Manager or a Co-Manager will bear more than its share of such expenses, losses, or Securities (such share will not exceed such Underwriter's Underwriting Percentage and will be determined pro rata among all such Underwriters based on their Underwriting Percentages), (b) no such Underwriter will receive Securities that, together with any Securities purchased by such Underwriter pursuant to Article VI (but excluding any Securities that such Underwriter is required to repurchase pursuant to Section 5.2 hereof) exceed such Underwriter's Original Underwriting Obligation, and (c) no Co-Manager will bear more than its share of such expenses, losses, or Securities (such share to be determined pro rata among the Manager and all Co-Managers based on their Underwriting Percentages). If any Securities or Other Securities returned to you pursuant to clause (ii) or (iii) above were not paid for by you pursuant to
Article VI hereof, you will pay to the Manager an amount per security equal to the amount set forth in clause (i) of Article VI, in the case of Securities returned to you pursuant to clause (iii) above, or the purchase price of such securities, in the case of Securities or Other Securities returned to you pursuant to clause (ii) above.

      9.3. CERTAIN OTHER EXPENSES. You will pay your Underwriting Percentage of:
(i) all expenses incurred by the Manager in investigating, preparing to defend, and defending against any action, claim, or proceeding which is asserted, threatened, or instituted by any party, including any governmental or regulatory body (each, an "ACTION"), relating to: (A) the Registration Statement, any Preliminary Prospectus or Prospectus (and any amendment or supplement thereto), any Preliminary Offering Circular or Offering Circular (and any amendment or supplement thereto), any Supplemental Materials, any Issuer Free Writing Prospectus, and any ABS Underwriter Derived Information used by any Underwriter other than the Manager, (B) the violation of any applicable restrictions on the offer, sale, resale, or purchase of Securities or Other Securities imposed by U.S. Federal or state laws or non-U.S. laws and the rules and regulations of any regulatory body promulgated thereunder or pursuant to the terms of the applicable AAU, the Underwriting Agreement, or any Intersyndicate Agreement, and
(C) any claim that the Underwriters constitute a partnership, an association, or an unincorporated business or other separate entity, and (ii) any Losses (as defined in Section 9.4 hereof) incurred by the Manager in respect of any such Action, whether such Loss will be the result of a judgment or arbitrator's determination or as a result of any settlement agreed to by the Manager. Notwithstanding the foregoing, you will not be required to pay your Underwriting Percentage of any such expense or liability: (1) to the extent that such expense or liability was caused by the Manager's gross negligence or willful misconduct as determined in a final judgment of a court of competent jurisdiction; (2) as to which, and to the extent, the Manager actually receives (a) indemnity pursuant to Section 9.4 hereof, (b) contribution pursuant to Section 9.5 hereof,
(c) indemnity or contribution pursuant to the Underwriting Agreement, or (d) damages from an Underwriter for breach of its representations, warranties, agreements, or covenants contained in the applicable AAU; or (3) of the Manager (other than fees of Syndicate Counsel) that relates to a settlement entered into by the Manager on a basis that results in a settlement of such Action against it and fewer than all the Underwriters. None of the foregoing provisions of this
Section 9.3 will relieve any defaulting or breaching Underwriter from liability for its defaults or breach. Failure of any party to give notice under Section
9.10 hereof will not relieve any Underwriter of an obligation to pay expenses pursuant to the provisions of this Section 9.3.

      9.4. INDEMNIFICATION. Notwithstanding any settlement or the termination of the applicable AAU, you agree to indemnify and hold harmless each other Underwriter and each person, if any, who controls any such Underwriter within the meaning of either Section 15 of the 1933 Act or Section 20 of the 1934 Act (each, an "INDEMNIFIED PARTY"), to the extent and upon the terms which you agree to indemnify and hold harmless any of the Issuer, the Guarantor, the Seller, any person controlling the Issuer, the Guarantor, the Seller, its directors, and, in the case of a Registered Offering, its officers who signed the Registration Statement and, in the case of an Offering other than a Registered Offering, its officers, in each case as set forth in the Underwriting Agreement. You further agree to indemnify and hold harmless each Indemnified Party from and against any and all losses, claims, damages, liabilities, and expenses not reimbursed pursuant to Section 9.3 hereof (collectively, "LOSSES") related to, arising out of, or in connection with the breach or violation by you of the terms of Section
3.3 hereof, including any and all Losses under Section 5 of the 1933 Act, and any litigation, investigation, and proceeding (collectively, "LITIGATION") relating to any of the foregoing. You will also reimburse each such Indemnified Party upon demand for all expenses, including fees and expenses of counsel, as they are incurred, in connection with investigating, preparing for, or defending any of the foregoing. You will indemnify and hold harmless each Indemnified Party from and against any and all Losses related to, arising out of, or in connection with, any untrue statement or alleged untrue statement of a material fact contained in any Underwriter Free Writing Prospectus or Supplemental Material of yours or Unauthorized Material used by you, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and any Litigation relating to any of the foregoing, and to reimburse each such Indemnified Party upon demand for all expenses, including fees and expenses of counsel, as they are incurred, in connection with investigating, preparing for, or defending any of the foregoing. In addition, you will indemnify and hold harmless each Indemnified Party from and against any and all Losses related to, arising out of, or in connection with any untrue statement or alleged untrue statement of a material fact contained in any ABS Underwriter Derived Information used by you, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and any Litigation relating to any of the foregoing, and to reimburse each such Indemnified Party upon demand for all expenses, including fees and expenses of counsel, as they are incurred, in connection with investigating, preparing for, or defending any of the foregoing; provided, however, that any Losses, joint or several, paid or incurred by any Underwriter, arising out of or based upon any ABS Underwriter Derived Information which was used only by such Underwriter, or in connection with the preparation of which an Underwriter is found to have acted with gross negligence or willful misconduct in a final judgment of a court of competent jurisdiction, will be paid solely by such Underwriter.

      Each Underwriter will further indemnify and hold harmless any investment banking firm identified in a Wire as the qualified independent underwriter as defined in FINRA Rule 5121 or any successor rule thereto (in such capacity, a "QIU") for an Offering and each person, if any, who controls such QIU within the meaning of either Section 15 of the 1933 Act or Section 20 of the 1934 Act, from and against any and all Losses related to, arising out of, or in connection with such investment banking firm's activities as QIU for the Offering. Each Underwriter will reimburse such QIU for all expenses, including fees and expenses of counsel, as they are incurred, in connection with investigating, preparing for, and defending any Action related to, arising out of, or in connection with such QIU's activities as a QIU for the Offering. Each Underwriter will be responsible for its Underwriting Percentage of any amount due to such QIU on account of the foregoing indemnity and reimbursement. Such QIU will have no additional liability to any Underwriter or otherwise as a result of its serving as QIU in connection with the Offering. To the extent the indemnification provided to a QIU under this Section 9.4 is unavailable to such QIU or is insufficient in respect of any Losses related thereto, whether as a matter of law or public policy or as a result of the default of any Underwriter in performing its obligations under this Section 9.4, each other Underwriter will contribute to the amount paid or payable by such QIU as a result of such Losses related thereto in proportion to its Underwriting Percentage.

      9.5. CONTRIBUTION. Notwithstanding any settlement or the termination of the applicable AAU, you will pay upon request of the Manager, as contribution, your Underwriting Percentage of any Losses, joint or several, paid or incurred by any Underwriter to any person other than an Underwriter, arising out of or in connection with the breach or violation of the terms of Section 3.3 hereof, including any and all Losses under Section 5 of the 1933 Act, and any Litigation relating to the foregoing. Further, you will pay upon request of the Manager, your Underwriting Percentage of any Losses, joint or several, paid or incurred by any Underwriter to any person other than an Underwriter, arising out of or in connection with any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, any Preliminary Prospectus or Prospectus (and any amendment or supplement thereto), any Preliminary Offering Circular or Offering Circular (and any amendment or supplement thereto), any Issuer Free Writing Prospectus, any Supplemental Materials, any other materials prepared or used by an Underwriter in accordance with Section 3.3 hereof, or any Underwriter Free Writing Prospectus of yours or Unauthorized Material used by you, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading (other than an untrue statement or alleged untrue statement or omission or alleged omission made in reliance upon and in conformity with information furnished to the Company In Writing by the Underwriter on whose behalf the request for contribution is being made expressly for use therein), or any act or omission to act or any alleged act or omission to act by the Manager or, if applicable, a Representative, as the Manager or a Representative, in connection with any transaction contemplated by this Agreement or undertaken in preparing for the purchase, sale, and delivery of the Securities (provided, that you will not be required to pay in any such case to the extent that any such Loss resulted from the Manager's or such Representative's gross negligence or willful misconduct as determined in a final judgment of a court of competent jurisdiction), and your Underwriting Percentage of any legal or other expenses, including fees and expenses of counsel, as they are incurred, reasonably incurred by the Underwriter (with the approval of the Manager) on whose behalf the request for contribution is being made in connection with investigating or defending any such Loss or any action in respect thereof; provided, however, that no request will be made on behalf of any Underwriter guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) from any Underwriter who was not guilty of such fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act); provided, further, that any Losses, joint or several, paid or incurred by any Underwriter, arising out of or based upon such Underwriter's Underwriter Free Writing Prospectus that does not breach
Section 3.3 hereof, will be paid by only the Underwriters that used such

Underwriter Free Writing Prospectus (the "CONTRIBUTING UNDERWRITERS"), and the amount to be paid by each Contributing Underwriter will be determined pro rata among the Contributing Underwriters based on their Underwriting Percentages. None of the foregoing provisions of this Section 9.5 will relieve any defaulting or breaching Underwriter from liability for its defaults or breach.

      In addition, you will pay your Underwriting Percentage of any Losses, joint or several, paid or incurred by any Underwriter to any person other than an Underwriter, arising out of or in connection with any untrue statement or alleged untrue statement of a material fact contained in any ABS Underwriter Derived Information, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading (other than an untrue statement or alleged untrue statement or omission or alleged omission made in reliance upon and in conformity with information furnished to the Company In Writing by the Underwriter on whose behalf the request for contribution is being made expressly for use therein) and your Underwriting Percentage of any expenses, including fees and expenses of counsel, as they are incurred, reasonably incurred by the Underwriter (with the approval of the Manager) on whose behalf the request for contribution is being made in connection with investigating, preparing for, or defending any such Loss or any action in respect thereof; provided, however, that any Losses, joint or several, paid or incurred by any Underwriter, arising out of or based upon any ABS Underwriter Derived Information which was used only by such Underwriter, or in connection with the preparation of which the Underwriter is found to have acted with gross negligence or willful misconduct in a final judgment of a court of competent jurisdiction, will be paid solely by the Underwriter.

      9.6. SEPARATE COUNSEL. If any Action is asserted or commenced pursuant to which the indemnity provided in Section 9.4 hereof or the right of contribution provided in Section 9.5 hereof may apply, the Manager may take such action in connection therewith as it deems necessary or desirable, including retention of counsel for the Underwriters ("SYNDICATE COUNSEL"), and in its discretion separate counsel for any particular Underwriter or group of Underwriters, and the fees and disbursements of any counsel so retained will be allocated among the several Underwriters as determined by the Manager. Any such Syndicate Counsel retained by the Manager will be counsel to the Underwriters as a group and, in the event that: (a) the Manager settles any Action on a basis that results in the settlement of such Action against it and fewer than all the Underwriters, or (b)(i) a conflict develops between the Manager and the other Underwriters, or (ii) differing defenses are available to the other Underwriters and not available to the Manager, and as a result of either (b)(i) or (b)(ii) such Syndicate Counsel concludes that it is unable to continue to represent the Manager and the other Underwriters, then in each such case, after notification to the Manager and the other Underwriters, Syndicate Counsel will remain counsel to the other Underwriters and will withdraw as counsel to the Manager. The Manager hereby consents to such arrangement and undertakes to take steps to: (i) ensure that any engagement letters with Syndicate Counsel are consistent with such arrangement; (ii) issue a notice to all other Underwriters promptly following receipt of any advice (whether oral or written) from Syndicate Counsel regarding its inability to represent the Manager and the other Underwriters jointly; and (iii) facilitate Syndicate Counsel's continued representation of the other Underwriters. Any Underwriter may elect to retain at its own expense its own counsel and, on advice of such counsel, may settle or consent to the settlement of any such Action, but only in compliance with Section 9.7 hereof, and in each case, only after notification to every other Underwriter. The

Manager may settle or consent to the settlement of any such Action, but only in compliance with Section 9.7 hereof.

      9.7. SETTLEMENT OF ACTIONS. Neither the Manager nor any other Underwriter party to this Master AAU may settle or agree to settle any Action related to or arising out of the Offering, nor may any other Underwriter settle or agree to settle any such Action without the consent of the Manager, nor may any other Underwriter seek the Manager's consent to any such settlement agreement, nor may the Manager consent to any such settlement agreement, unless: (A) the Manager, together with such other Underwriters as constitute a majority in aggregate interest based on the Underwriting Percentage of the Underwriters as a whole (including the Manager's interest), approve the settlement of such Action, in which case the Manager is authorized to settle for all Underwriters, provided, however, that the settlement agreement results in the settlement of the Action against all Underwriters raised by the plaintiffs party thereto; or (B) (i) such settlement agreement expressly provides that the non-settling Underwriters will be given a judgment credit (or credit in settlement) with respect to all such Actions for which the non-settling Underwriters may be found liable (or will pay in subsequent settlement), in an amount that is the greatest of: (x) the dollar amount paid in such initial settlement to settle such Actions, (y) the proportionate share of the settling Underwriter's fault in respect of common damages arising in connection with such Actions as proven at trial, if applicable, or (z) the amount by which the settling Underwriter would have been required to make contribution had it not settled, under Sections 9.5 and 11.2 hereof in respect of the final non-appealable judgment (or settlement) subsequently entered into by the non-settling Underwriters (such greatest amount of either (x), (y), or (z), the "JUDGMENT CREDIT");(3) (ii) such settlement agreement expressly provides that in the event that the applicable court does not approve the Judgment Credit as part of the settlement, the settlement agreement will automatically terminate; and (iii) the final judgment entered with respect to the settlement agreement contains the Judgment Credit.

      9.8. SURVIVAL. Except as set forth in the last sentence of Section 9.1, your agreements contained in Article V and Sections 3.1, 9.3, 9.4, 9.5, 9.6, 9.7, 9.8, 9.9, 9.10, and 11.2 hereof will remain operative and in full force and effect regardless of any termination of an AAU and: (a) any termination of the Underwriting Agreement, (b) any investigation made by or on behalf of any Underwriter or any person controlling any Underwriter or by or on behalf of the Issuer, the Guarantor, the Seller, its directors or officers, or any person controlling the Issuer, the Guarantor or the Seller, and (c) acceptance of any payment for any Securities.

----------------
(3) Seeks to ensure that there is no harm to non-settling Underwriter due to settlement. For example, assume that plaintiffs have suffered $1,000 in damage in a case in which the Underwriters are 50% at fault and other defendants, all of whom are insolvent, are 50% at fault. Further assume that there were 2 Underwriters, each which underwrote 50% of the offering, and they were equally at fault. If neither Underwriter settles, then each would be required to pay $500 to satisfy the $1,000 verdict for which they are jointly and severally liable (or, if one paid $1,000, Section 9.5 would obligate the other to contribute $500 towards such payment). If the first Underwriter settles for $100, then the second Underwriter will obtain a judgment credit of $500, being equal to the greater of: (a) settlement amount ($100), (b) the first Underwriter's fault ($250), and
      (c) the amount which the settling Underwriters would have been required to contribute under the contribution provisions ($500). This formula ensures that the second Underwriter is not harmed by the settlement. By contrast, the judgment credit applied in WorldCom ignored clause (c), resulting in a credit of only $250 and leading the non-settling Underwriter to pay $750, or $250 more than had the first Underwriter not settled.

      9.9. REPLACEMENT OF MANAGER. If at any time after any Action is brought the Manager settles the Action on a basis that results in the settlement of such Action against it and fewer than all the Underwriters (whether or not such settlement complies with Section 9.7 hereof), the Manager will, at such time, for purposes of Sections 9.3, 9.4, 9.5, 9.6, and 9.7 hereof, cease to be the Manager. The non-settling Underwriters will, by vote of holders of a majority of the Underwriting Percentage of such non-settling Underwriters, select a new Manager, which will become the new "MANAGER" for all purposes of Sections 9.3, 9.4., 9.5, 9.6, and 9.7 hereof as well as this section; provided that the non-settling Underwriter(s) with the largest Underwriting Percentage will act as Manager until such vote occurs and a new Manager is selected.(4)

      Notwithstanding such a settlement, the Manager and the other settling Underwriters will remain obligated to the non-settling Underwriters to assist and cooperate fully, in good faith, and at their own expense, in the defense of any Actions, including, without limitation, by providing, upon reasonable request of any non-settling Underwriter, and without the necessity of court process, access to or copies of all relevant records, and reasonable access to all witnesses under control of the Manager or the other settling Underwriters, for the purpose of interviews, depositions, and testimony at trial, subject in each case to the applicable legal and procedural obligations of such Manager and such other settling Underwriter.

      In addition, if at any time, the Manager is unwilling or unable for any reason to assume or discharge its duties as Manager under the applicable AAU, whether resulting from its insolvency (voluntary or involuntary), resignation or otherwise, to the extent permitted by applicable law, the remaining Underwriters will, by vote of holders of a majority of the Underwriting Percentage of such Underwriters, be entitled to select a new Manager, which will become the new Manager for all purposes under this Agreement.(5)

      Notwithstanding the foregoing, a Manager replaced pursuant to this Section
9.9 shall continue to benefit from and be subject to all other terms and conditions of this Agreement applicable to an Underwriter.

      9.10. NOTICE. When the Manager receives notice of the assertion of any Action to which the provisions of Sections 9.4, 9.5, 9.6, or 9.7 hereof would apply, it will give prompt notice thereof to each Underwriter, and whenever an Underwriter receives notice of the assertion of any claim or commencement of any Action to which the provisions of Sections 9.4, 9.5, 9.6, or 9.7 hereof would apply, such Underwriter will give prompt notice thereof to the Manager. The Manager also will furnish each Underwriter with periodic reports, at such times as it deems appropriate, as to the status of such Action, and the actions taken by it in connection therewith. If the Manager or any other Underwriter engages in any settlement discussion that involves or contemplates settlement on any basis other than settlement of all Actions against all Underwriters on a pro rata basis according to their Underwriting Percentages, the Manager (or other Underwriter engaging in such discussions) will notify all other Underwriters promptly and provide reasonable details about such discussions.


----------------
(4) Permits new Manager to replace settling Manager and manage the litigation-related provisions of this agreement.

(5) Permits new Manager to replace insolvent Manager and manage all aspects of this MAAU.

                X. REPRESENTATIONS AND COVENANTS OF UNDERWRITERS

      10.1. KNOWLEDGE OF OFFERING. You acknowledge that it is your responsibility to examine the Registration Statement, the Prospectus, or the Offering Circular, as the case may be, any amendment or supplement thereto relating to the Offering, any Preliminary Prospectus or Preliminary Offering Circular, and the material, if any, incorporated by reference therein, any Issuer Free Writing Prospectus, any Supplemental Materials, and any ABS Underwriter Derived Information, and you will familiarize yourself with the terms of the Securities, any applicable Indenture, and the other terms of the Offering thereof which are to be reflected in the Prospectus or the Offering Circular, as the case may be, and the applicable AAU and Underwriting Agreement. The Manager is authorized, with the advice of counsel for the Underwriters, to approve on your behalf any amendments or supplements to the documents described in the preceding sentence.

      10.2. ACCURACY OF UNDERWRITERS' INFORMATION. You confirm that the information that you have given and are deemed to have given in response to the Underwriters' Questionnaire attached as Exhibit A hereto (and to any other questions addressed to you in the Invitation Wire or other Wires), which information has been furnished to the Issuer for use in the Registration Statement, Prospectus, or Offering Circular, as the case may be, or has otherwise been relied upon in connection with the Offering, is complete and accurate. You will notify the Manager immediately of any development before the termination of the applicable AAU which makes untrue or incomplete any information that you have given or are deemed to have given in response to the Underwriters' Questionnaire (or such other questions).

      10.3. NAME; ADDRESS. Unless you have promptly notified the Manager In Writing otherwise, your name as it should appear in the Registration Statement, Prospectus or Offering Circular and any advertisement, if different, and your address, are as set forth on the signature pages hereof.

      10.4. COMPLIANCE WITH CAPITAL REQUIREMENTS. You represent that your commitment to purchase the Securities will not result in a violation of the financial responsibility requirements of Rule 15c3-1 under the 1934 Act or of any similar provision of any applicable rules of any securities exchange to which you are subject or, if you are a financial institution subject to regulation by the Board of Governors of the U.S. Federal Reserve System, the U.S. Comptroller of the Currency, or the U.S. Federal Deposit Insurance Corporation, will not place you in violation of any applicable capital requirements or restrictions of such regulator or any other regulator to which you are subject.

      10.5. FINRA REQUIREMENTS. (A) You represent that you are a member in good standing of FINRA, or a non-U.S. bank, broker, dealer, or institution not eligible for membership in FINRA or a Bank.

                  (i) If you are a member of FINRA, you will comply with all applicable rules of FINRA in respect of any Offering of Securities, including, without limitation, the requirements of FINRA Rules 5110, 5121, 5130, 5131 and 5141 (to the extent any or all such rules are applicable to the particular Offering).

                  (ii) If you are a non-U.S. bank, broker, dealer, or other
            non-U.S. institution not eligible for membership in FINRA, you represent that you are not required to be registered as a broker or dealer under the 1934 Act and you will not make any offers or sales of the Securities in, or to nationals or residents of, the United States, its territories, or its possessions, except to the extent permitted by Rule 15a-6 under the 1934 Act (or any successor rule thereto adopted by the SEC). In making any offers or sales of the Securities you also agree to comply with the requirements of the following FINRA rules (including any successor rules thereto adopted by FINRA): (a) to the extent that you are acting, in respect of offers or sales of the Securities, as a "conduit" for, or are receiving in connection with such offers and sales any selling commissions, discounts, allowances or other compensation from, or are otherwise being directed with respect to allocations or disposition of the Securities by, a FINRA member, FINRA Rule 5130 and FINRA Rule 5141 as though you are a member of FINRA, and (b) NASD Conduct Rule 2420(c), as that Rule applies to a non-member broker/dealer in a non-U.S. country.

                  (iii) If you are a Bank, you agree that (a) to the extent you are acting, in respect of offers or sales of the Securities, as a "conduit" for, or are receiving in connection with such offers and sales any selling commissions, discounts, allowances or other compensation from, or are otherwise being directed with respect to allocations or disposition of the Securities by, a FINRA member, you will comply with FINRA Rules 5130 and 5141 as though you are a member of FINRA, and (b) you will not accept any portion of the management fee paid by the Underwriters with respect to any Offering or, in connection with any Offering of Securities that do not constitute "exempted securities" within the meaning of Section 3(a)(12) of the 1934 Act, or purchase any Securities at a discount from the offering price from any Underwriter or Dealer or otherwise accept any Fees and Commissions from any Underwriter or Dealer, which in any such case is not permitted under FINRA rules (including, without limitation, NASD Conduct Rule 2420 or any successor rule thereto adopted by FINRA) or would subject you to registration and regulation as a "broker" or "dealer" under Section 3(a)(4) or 3(a)(5) of the 1934 Act.

      (B) With respect to any Offering of Securities that constitutes a "new issue" under FINRA Rule 5131, you agree that, with respect to any Securities trading at a premium to the public offering price that are returned by a purchaser (the "RETURNED SECURITIES") to you after secondary market trading commences, you will promptly consult with the Manager or Co-Manager that has been appointed to manage the syndicate short position for that Offering (the "DESIGNATED SYNDICATE AGENT") to determine the appropriate treatment of the Returned Securities under FINRA Rule 5131(d)(3), and agree to (i) return the Returned Shares to the Designated Syndicate Agent if directed to do so by that entity, or (ii) if no such direction has been provided by the Designated Syndicate Agent, to comply with the provisions of FINRA Rule 5131(d)(3)(B) with respect to the disposition of the Returned Securities.

      10.6. FURTHER STATE NOTICE. The Manager will file a Further State Notice with the Department of State of New York, if required.

      10.7. COMPLIANCE WITH RULE 15C2-8. In the case of a Registered Offering and any other Offering to which the provisions of Rule 15c2-8 under the 1934 Act are made applicable pursuant to the AAU or otherwise, you will comply with such Rule in connection with the Offering. In the case of an Offering other than a Registered Offering, you will comply with applicable Federal and state laws and the applicable rules and regulations of any regulatory body promulgated thereunder governing the use and distribution of offering circulars by underwriters.

      10.8. DISCRETIONARY ACCOUNTS. In the case of a Registered Offering of Securities issued by an Issuer that was not, immediately prior to the filing of the Registration Statement, subject to the requirements of Section 13(d) or 15(d) of the 1934 Act, you will not make sales to any account over which you exercise discretionary authority in connection with such sale, except as otherwise permitted by the applicable AAU for such Offering.

      10.9. OFFERING RESTRICTIONS. You will not make any offers or sales of Securities or any Other Securities in jurisdictions outside the United States except under circumstances that will result in compliance with (i) applicable laws, including private placement requirements, in each such jurisdiction and
(ii) the restrictions on offers or sales set forth in any AAU or the Prospectus, Preliminary Prospectus, Offering Circular, or Preliminary Offering Circular, as the case may be.

      It is understood that, except as specified in the Prospectus or Offering Circular or applicable AAU, no action has been taken by the Manager, the Issuer, the Guarantor, or the Seller to permit you to offer Securities in any jurisdiction other than the United States, in the case of a Registered Offering, where action would be required for such purpose.

      10.10. REPRESENTATIONS, WARRANTIES, AND AGREEMENTS. You will make to each other Underwriter participating in an Offering the same representations, warranties, and agreements, if any, made by the Underwriters to the Issuer, the Guarantor, or the Seller in the applicable Underwriting Agreement or any Intersyndicate Agreement, and you authorize the Manager to make such representations, warranties, and agreements to the Issuer, the Guarantor, or the Seller on your behalf.

      10.11. LIMITATION ON THE AUTHORITY OF THE MANAGER TO PURCHASE AND SELL SECURITIES FOR THE ACCOUNT OF CERTAIN UNDERWRITERS. Notwithstanding any provision of this AAU authorizing the Manager to purchase or sell any Securities or Other Securities (including arranging for the sale of Contract Securities) or over-allot in arranging sales of Securities for the accounts of the several Underwriters, the Manager may not, in connection with the Offering of any Securities, make any such purchases, sales, and/or over-allotments for the account of any Underwriter that, not later than its acceptance of the Invitation Wire relating to such Offering, has advised the Manager that, due to its status as, or relationship to, a bank or bank holding company such purchases, sales, and/or over-allotments are prohibited by applicable law. If any Underwriter so advises the Manager, the Manager may allocate any such purchases, sales, and over-allotments (and the related expenses) which otherwise would have been allocated to your account based on your respective Underwriting Percentage to your account based on the ratio of your Original Underwriting Obligation to the Original Underwriting Obligations of all Underwriters other than the advising Underwriter or Underwriters, or in such other manner as the Manager will determine.

      10.12. ELECTRONIC DISTRIBUTION. By participating in the Offering or accepting the Invitation Wire, you will be deemed to be representing that either: (a) you are not making an on-line distribution; or (b) if you are making an on-line distribution, you are following procedures for on-line distributions previously reviewed by members of the Staff of the Division of Corporation Finance of the Commission, such members raised no objections to the procedures reviewed, and there have been no material changes to your procedures since that review.

      10.13. AGREEMENT REGARDING ORAL DUE DILIGENCE. By participating in an Offering, each Underwriter agrees that it, each of its affiliates participating in an Offering as Underwriter or financial intermediary and each controlling person of it and each such participating affiliate are bound by the Agreement Regarding Oral Due Diligence currently in effect between Morgan Stanley and the accounting firm or firms that participate in oral due diligence in such offering.

                          XI. DEFAULTING UNDERWRITERS

      11.1. EFFECT OF TERMINATION. If the Underwriting Agreement is terminated as permitted by the terms thereof, your obligations hereunder with respect to the Offering of the Securities will immediately terminate except: (a) as set forth in Section 9.8 hereof, (b) that you will remain liable for your Underwriting Percentage (or such other percentage as may be specified pursuant to Section 9.2 hereof) of all expenses, and for any purchases or sales which may have been made for your account pursuant to the provisions of Article V hereof or any Intersyndicate Agreement, and (c) that such termination will not affect any obligations of any defaulting or breaching Underwriter.

      11.2. SHARING OF LIABILITY. If any Underwriter defaults in its obligations: (a) pursuant to Section 5.1, 5.2 or 5.4 hereof, (b) to pay amounts charged to its account pursuant to Section 7.1, 7.2, or 8.1 hereof, or (c) pursuant to Section 9.2, 9.3, 9.4, 9.5, 9.6, or 11.1 hereof, you will assume your proportionate share (determined on the basis of the respective Underwriting Percentages of the non-defaulting Underwriters) of such obligations, but no such assumption will relieve any defaulting Underwriter from liability to the non-defaulting Underwriters, the Issuer, the Guarantor, or the Seller for its default.

      11.3. ARRANGEMENTS FOR PURCHASES. The Manager is authorized to arrange for the purchase by others (including the Manager or any other Underwriter) of any Securities not purchased by any defaulting Underwriter in accordance with the terms of the applicable Underwriting Agreement or, if the applicable Underwriting Agreement does not provide arrangements for defaulting Underwriters, in the discretion of the Manager. If such arrangements are made, the respective amounts of Securities to be purchased by the remaining Underwriters and such other person or persons, if any, will be taken as the basis for all rights and obligations hereunder, but this will not relieve any defaulting Underwriter from liability for its default.

                               XII. MISCELLANEOUS

      12.1. OBLIGATIONS SEVERAL. Nothing contained in this Master AAU or any AAU constitutes you partners with the Manager or with the other Underwriters, and the obligations of you and each of the other Underwriters are several and not joint. Each Underwriter elects to be excluded from the application of Subchapter

K, Chapter 1, Subtitle A, of the U.S. Internal Revenue Code of 1986. Each Underwriter authorizes the Manager, on behalf of such Underwriter, to execute such evidence of such election as may be required by the U.S. Internal Revenue Service.

      12.2. LIABILITY OF MANAGER. The Manager will not be liable to you for any act or omission, except for obligations expressly assumed by the Manager in the applicable AAU.

      12.3. TERMINATION OF MASTER AAU. This Master AAU may be terminated by either party hereto upon five business days' written notice to the other party; provided, however, that with respect to any Offering for which an AAU was sent prior to such notice, this Master AAU as it applies to such Offering will remain in full force and effect and will terminate with respect to such Offering in accordance with Section 9.1 hereof.

      12.4. GOVERNING LAW. This Master AAU and each AAU will be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed in the State, without giving effect to principles of conflicts of law. You hereby irrevocably: (a) submit to the jurisdiction of any court of the State of New York located in the City of New York or the U.S. District Court for the Southern District of the State of New York for the purpose of any suit, action, or other proceeding arising out of this Master AAU, or any of the agreements or transactions contemplated hereby (each, a "PROCEEDING"), (b) agree that all claims in respect of any Proceeding may be heard and determined in any such court, (c) waive, to the fullest extent permitted by law, any immunity from jurisdiction of any such court or from any legal process therein, (d) agree not to commence any Proceeding other than in such courts, and (e) waive, to the fullest extent permitted by law, any claim that such Proceeding is brought in an inconvenient forum.

      12.5. AMENDMENTS. This Master AAU may be amended from time to time by consent of the parties hereto. Your consent will be deemed to have been given to an amendment to this Master AAU, and such amendment will be effective, five business days following written notice to you of such amendment if you do not notify us In Writing prior to the close of business on such fifth business day that you do not consent to such amendment. Upon effectiveness, the provisions of this Master AAU as so amended will apply to each AAU thereafter entered into, except as otherwise specifically provided in any such AAU.

      12.6. NOTICES. Any notice to any Underwriter will be deemed to have been duly given if mailed, sent by wire, telecopy or electronic transmission or other written communication, or delivered in person to such Underwriter at the address set forth in its Underwriters' Questionnaire, or if no address is provided in an Underwriters' Questionnaire, then at the address set forth in reports filed by such Underwriter with FINRA. Any such notice will take effect upon receipt thereof.

      12.7. SEVERABILITY. In case any provision in this Master AAU is deemed invalid, illegal, or unenforceable, the validity, legality, and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

      12.8. COUNTERPARTS. This Master AAU may be executed in any number of counterparts, each of which will be deemed to be an original, and all of which taken together constitute one and the same instrument. Transmission by telecopy of an executed counterpart of this Master AAU will constitute due and sufficient delivery of such counterpart.

      Please confirm your acceptance of this Master AAU by signing and returning to us the enclosed duplicate copy hereof.

                                         Morgan Stanley & Co. Incorporated


                                         By: ________________________________
                                               Name: ________________________
                                               Title:________________________
                                                        (Authorized Officer)

Confirmed and accepted
as of _________, 20__


______________________________
(Legal Name of Underwriter)

______________________________
(Address)

By: __________________________
Name: ________________________
Title:________________________
        (Authorized Officer)

(If person signing is not an officer
or a partner, please attach instrument
of authorization)

                             GUIDE TO DEFINED TERMS

TERM                                                           SECTION REFERENCE
----                                                           -----------------

1933 Act...................................................................1.1
1934 Act...................................................................3.5
AAU  Foreword
ABS Underwriter Derived Information........................................2.1
Additional Securities......................................................1.1
Bank 3.5
Co-Managers................................................................1.1
Commission.................................................................2.1
Contract Securities........................................................3.1
Contributing Underwriters..................................................9.5
Dealer.....................................................................3.5
DTC .......................................................................5.2
Fees and Commissions.......................................................1.1
FINRA......................................................................3.1
Firm Securities............................................................1.1
Free Writing Prospectus....................................................2.1
Guarantor..................................................................1.1
In Writing.................................................................1.2
Indemnified Party..........................................................9.4
Indenture..................................................................1.1
International Offering.....................................................1.1
Intersyndicate Agreement...................................................2.3
Invitation Wire.......................................................Foreword
Issuer.....................................................................1.1
Issuer Free Writing Prospectus.............................................3.3
Issuer Information....................................................3.3, 3.3
Judgment Credit............................................................9.7
Litigation.................................................................9.4
Losses.....................................................................9.4
Manager...............................................................9.9, 1.1
Master AAU............................................................Foreward
NASD ......................................................................3.1
Offering..............................................................Foreword
Offering Circular.....................................................2.2, 2.2
Offering Date..............................................................3.2
Offering Price.............................................................1.1
Original Underwriting Obligation...........................................1.1
Preliminary Offering Circular..............................................2.2
Preliminary Prospectus.....................................................2.1
Pricing Date...............................................................1.1
Proceeding................................................................12.4
Prospectus.................................................................2.1
Purchase Price.............................................................1.1
QIU .......................................................................9.4

Reallowance................................................................1.1
Registered Offering........................................................2.1
Registration Statement.....................................................2.1
Regulation M...............................................................5.1
Representative.............................................................1.1
Securities.................................................................1.1
Securities Offering Reform Release.........................................2.1
Seller.....................................................................1.1
Selling Concession.........................................................1.1
Settlement Date............................................................1.1
Supplemental Materials.....................................................3.3
Syndicate Counsel..........................................................9.6
Trustee....................................................................1.1
Unauthorized Material......................................................3.3
Underwriter Free Writing Prospectus........................................3.3
Underwriters..........................................................1.1, 1.1
Underwriters' Securities...................................................3.1
Underwriting Agreement.....................................................1.1
Underwriting Percentage....................................................1.1
Wire .................................................................Foreword

                                                                       EXHIBIT A

                          UNDERWRITERS' QUESTIONNAIRE

      In connection with each Offering governed by the Morgan Stanley & Co. Incorporated Master Agreement Among Underwriters dated May 20, 2011, except as otherwise indicated in a timely acceptance of the Invitation Wire pursuant to
Section 1.2 of the Master Agreement Among Underwriters ("MASTER AAU") or already expressly disclosed in the Preliminary Prospectus or Preliminary Offering Circular, as the case may be, each Underwriter participating in such Offering severally advises the Issuer and the other participating Underwriters (all capitalized terms used herein and not otherwise defined herein will have the meanings given to them in the Master AAU) as follows:

            (a) neither such Underwriter nor any of its directors, officers, or partners have a material relationship, as "material" is defined in Regulation C under the 1933 Act, with the Issuer, the Guarantor, or the Seller;

            (b) if the Registration Statement is on Form S-1, neither such Underwriter nor any "group" (as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934) of which such Underwriter is aware is the beneficial (as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934) owner of more than 5% of any class of voting securities of the Issuer or Guarantor, nor does such Underwriter have any knowledge that more than 5% of any class of voting securities of the Issuer or the Guarantor is held or to be held subject to any voting trust or other similar agreement, nor does such Underwriter have any knowledge that more than 5% of any class of voting securities of the Issuer or the Guarantor is held or to be held subject to any voting trust or other similar agreement;

            (c) other than as may be stated in the Morgan Stanley & Co. Incorporated Master Agreement Among Underwriters dated May 20, 2011, the applicable AAU, the Intersyndicate Agreement or dealer agreement, if any, the Prospectus, the Registration Statement, or the Offering Circular, such Underwriter does not know and has no reason to believe that there is an intention to over-allot or that the price of any security may be stabilized to facilitate the offering of the Securities;

            (d) other than stated in the Invitation Wire, such Underwriter does not know of (i) any other discounts or commissions to be allowed or paid to the Underwriters or of any other items that would be deemed by the Financial Industry Regulatory Authority, Inc. ("FINRA") to constitute underwriting compensation for purposes of FINRA Rule 5110, or (ii) any discounts or commissions to be allowed or paid to dealers, including all cash, securities, contracts, or other consideration to be received by any dealer in connection with the sale of the Securities;

            (e) such Underwriter has not prepared any report or memorandum for external use in connection with the Offering;

            (f) if the offer and sale of the Securities are to be registered under the 1933 Act pursuant to a Registration Statement on Form S-1 or

      Form F-1, such Underwriter has not within the past 12 months prepared or had prepared for such Underwriter any engineering, management, or similar report or memorandum relating to broad aspects of the business, operations, or products of the Issuer or the Guarantor. The immediately preceding sentence does not apply to reports solely comprised of recommendations to buy, sell, or hold the Issuer's or the Guarantor's securities, unless such recommendations have changed within the past six months, or to information already contained in documents filed with the Commission;

            (g) in the case of Registered Offerings and Offerings of Securities exempt under Section 3 of the 1933 Act, such Underwriter does not have a "conflict of interest" with the Issuer or the Guarantor under FINRA Rule 5121. In that regard, such Underwriter specifically confirms that, at the time of such Underwriter's participation in the subject Offering, (A) such Underwriter is not issuing the Securities in such Offering; (B) neither the Issuer nor the Guarantor controls, is controlled by or is under common control (as the term "control" is defined in FINRA Rule 5121(f)(6)) with such Underwriter or such Underwriter's "associated persons" (as such term is defined by FINRA); (C) less than five percent of the net proceeds of the Offering, not including Fees and Commissions, are intended to be: (i) used to reduce or retire the balance of a loan or credit facility extended by such Underwriter, its "affiliates" and its "associated persons" (as such terms are defined by FINRA), in the aggregate; or (ii) otherwise directed to such Underwriter, its affiliates and associated persons, in the aggregate, and (D) as a result of such Offering and any transactions contemplated at the time of such Offering: (i) such Underwriter will not become an affiliate of the Issuer or Guarantor; (ii) such Underwriter will not become publicly owned; and (iii) the Issuer or Guarantor will not become a FINRA member or form a broker-dealer subsidiary. Furthermore, such Underwriter specifically confirms that such Underwriter does not, (a) beneficially own 10% or more of the Issuer's or Guarantor's outstanding "common equity", "preferred equity" or "subordinated debt" (as each such term is defined in FINRA Rule 5121), including the right to receive such securities or subordinated debt within 60 days of such Underwriter's participation in the Offering; (b) in the case of an Issuer or Guarantor which is a partnership, beneficially own a general, limited or special partnership interest in 10% or more of the Issuer's or Guarantor's distributable profits or losses, or a right to receive an interest in such distributable profits or losses within 60 days of such Underwriter's participation in the Offering; or (c) have the power to direct or cause the direction of the management or policies of the Issuer or the Guarantor;

            (h) other than as stated in the Invitation Wire, in the case of Registered Offerings and Offerings of Securities exempt under Section 3 of the 1933 Act, neither such Underwriter nor any of its directors, officers, partners, or "persons associated with" such Underwriter (as defined by FINRA) nor, to such Underwriter's knowledge, any "related person" (defined by FINRA to include counsel, financial consultants and advisors, finders, members of the selling or distribution group, any FINRA member participating in the offering, and any other persons associated with or related to and members of the immediate family of any of the foregoing) or any other broker-dealer: (A) within the last six months have purchased in private transactions, or intend before, at, or within six months after the commencement of the public offering of the Securities to purchase in private transactions, any securities of the Issuer, the Guarantor, or any

      Issuer Related Party (as hereinafter defined), (B) within the last 6 months have had any dealings with the Issuer, the Guarantor, any Seller, or any subsidiary or controlling person thereof (other than relating to the proposed Underwriting Agreement) as to which documents or information are required to be filed with FINRA, or (C) during the 6 months immediately preceding the filing of the Registration Statement (or, if there is none, the Offering Circular), have entered into any arrangement which provided or provides for the receipt of any item of value (including, but not limited to, cash payments, expense reimbursements and rights of first refusal to participate in a future public offering, private placement or other financing transaction) and/or the transfer of any warrants, options, or other securities from the Issuer, the Guarantor, or any Issuer Related Party to you or any related person;

            (i) in the case of Registered Offerings and Offerings of Securities exempt under Section 3 of the 1933 Act, there is no association or affiliation between such Underwriter and; (A) any officer or director of the Issuer, the Guarantor or, any Issuer Related Party, or (B) any securityholder of 5% or more (or, in the case of an initial public offering of equity securities, any securityholder) of any class of securities of the Issuer, the Guarantor, or an Issuer Related Party; it being understood that for purposes of paragraph (i) above and this paragraph (j), the term "Issuer Related Party" includes any Seller, any affiliate of the Issuer, the Guarantor, or a Seller, and the officers or general partners, directors, employees, and securityholders thereof;

            (j) in the case of Registered Offerings and Offerings of Securities exempt under Section 3 of the 1933 Act, and if the Securities are not issued by a real estate investment trust, no portion of the net offering proceeds from the sale of the Securities will be paid to such Underwriter or any of its affiliates or "persons associated with" such Underwriter (as defined by FINRA) or members of the immediate family of any such person; and

            (k) in the case of Securities which are debt securities whose offer and sale is to be registered under the 1933 Act, such Underwriter is not an affiliate (as defined in Rule 0-2 under the Trust Indenture Act of 1939) of the Trustee for the Securities or of its parent, if any. Neither the Trustee nor its parent, if any, nor any of their directors or executive officers is a "director, officer, partner, employee, appointee, or representative" of such Underwriter (as those terms are defined in the Trust Indenture Act of 1939 or in the relevant instructions to Form T-1). Such Underwriter and its directors, partners, and executive officers, taken as a group, did not on the date specified in the Invitation, and do not, own beneficially 1% or more of the shares of any class of voting securities of the Trustee or of its parent, if any. If such Underwriter is a corporation, it does not have outstanding and has not assumed or guaranteed any securities issued otherwise than in its present corporate name.

      If an Underwriter notes an exception with respect to material of the type referred to in clauses (e) and (f), such underwriter will send three copies of each item of such material, together with a statement as to distribution, identifying classes of recipients and the number of copies distributed to each such class, and, if relevant, the number of equity securities or the face value of debt securities owned by such person, the date such securities were acquired, and the price paid for such securities to Morgan Stanley & Co. Incorporated,
Attention: Syndicate Department, 1585 Broadway, New York, New York 10036.